Exhibit 23.2




     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of PCS Edventures!.com, Inc.
Boise, Idaho

We hereby consent to the use in this Registration Statement of PCS Edventures!.com, Inc. of our report, dated July 15, 2005, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, for the year ended March 31, 2005, and to all other references of our firm included in this Registration Statement on Form SB-2/A-1.


/s/HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 13, 2006